SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          HEILIG-MEYERS COMPANY
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                             HEILIG-MEYERS COMPANY
                           12560 WEST CREEK PARKWAY
                           RICHMOND, VIRGINIA 23238



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 16, 1999


TO THE HOLDERS OF COMMON STOCK:

     The Annual Meeting of Shareholders of Heilig-Meyers Company (the "Company") will be held at The Jefferson -- Franklin and Adams Streets, Richmond, Virginia, on Wednesday, June 16, 1999, commencing at 10:30 a.m. E.D.T., for the following purposes:

   1. To elect a board of nine directors.

   2. To act on a proposal to approve the Company's Director Stock Ownership
      Plan.

   3. To consider and vote upon a shareholder proposal, if presented.

   4. To ratify or reject the selection of Deloitte & Touche LLP as accountants and auditors for the Company for the current fiscal year.

   5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 26, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.

   Your attention is directed to the attached Proxy Statement.



                                        By Order of the Board of Directors





                                        PAIGE H. WILSON, Secretary

May 19, 1999


PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                             HEILIG-MEYERS COMPANY
                           12560 WEST CREEK PARKWAY
                           RICHMOND, VIRGINIA 23238


                                PROXY STATEMENT


                     TO BE MAILED ON OR ABOUT MAY 19, 1999
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 16, 1999

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Heilig-Meyers Company (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held June 16, 1999, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. Supplementary solicitations may also be made by mail or by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. It is also contemplated that, for a fee of $5,500 plus certain expenses, additional solicitation will be made by personal interview, telephone, telecopy and telegraph under the direction of the proxy solicitation firm of D. F. King & Co., Inc., 77 Water Street, New York, New York 10005. Costs of solicitation of proxies will be borne by the Company, which will also reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

     The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted either by written notice (which may be in the form of a substitute proxy delivered to the secretary of the meeting) or by attending the meeting and voting in person.

     Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count towards a quorum, but will have no effect on the action taken with respect to such matter. Shares held of record by a broker or its nominee (broker non-votes) that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at the meeting.


                       VOTING SECURITIES AND RECORD DATE

     The Board of Directors has fixed the close of business on April 26, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, $2.00 par value (the "Common Stock") on the record date will be entitled to one vote for each share then registered in the holder's name with respect to all matters to be considered at the meeting. As of the close of business on the record date, 59,861,183 shares of Common Stock were outstanding and entitled to vote at the meeting.

                             ELECTION OF DIRECTORS

NOMINEES

     The nominees named below were elected at the 1998 Annual Meeting of Shareholders to serve until the next Annual Meeting of Shareholders or the election and qualification of their successors. The nine nominees for director receiving the greatest number of votes cast for the election of directors will be elected.

     Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the table below with respect to his or her age, principal occupation or employment and beneficial ownership of Common Stock as of April 26, 1999. The table also sets forth the amount of shares beneficially owned as of April 26, 1999, by the four directors becoming directors emeritus as of the 1999 Annual Meeting of Shareholders, all the executive officers and certain former executive officers set forth in the summary compensation table who are not directors, and by all executive officers and directors as a group and the percentage of outstanding shares represented by the stated beneficial ownership. To the best of the Company's information, the persons named in the table, and all executive officers and directors as a group, have sole voting and investment power with respect to shares shown as owned by them, except as set forth in the notes thereto.

     It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy.

     In April 1998, the Board of Directors adopted a mandatory retirement age of 72 for directors and provided that the four directors over the age of 72 be grandfathered for one year and nominated for re-election at the 1998 Annual Meeting of Shareholders. In view of the substantial contributions of the Meyers family and these directors in the founding and growth of the Company, the Board has provided that, as of the 1999 Annual Meeting of Shareholders, each of these four individuals will become director emeritus of the Company.



                                                                         AMOUNT OF SHARES
          NAME, AGE, POSITIONS OF DIRECTORS                             BENEFICIALLY OWNED
            WITH THE COMPANY OR PRINCIPAL                                 AND PERCENT OF
             OCCUPATION FOR THE PAST FIVE                DIRECTOR        CLASS OUTSTANDING
             YEARS AND OTHER INFORMATION                 SINCE(1)     AS OF APRIL 26, 1999(2)
-----------------------------------------------------   ----------   ------------------------
DIRECTORS AND NOMINEES
----------------------
WILLIAM C. DERUSHA, 49 ..............................     1983                778,473(3)(4)
Chairman of the Board since April 1986.
Chief Executive Officer since April 1984.
Director, Peebles Inc., First Union
Regional Board and Simpson Products.

ALEXANDER ALEXANDER, 70 .............................     1975                 37,500(3)
President, Colony Management Corporation (real estate
management).

ROBERT L. BURRUS, JR., 64 ...........................     1973                 44,824(3)
Chairman and partner of McGuire, Woods, Battle &
Boothe LLP (law firm). Director, CSX Corporation,
S&K Famous Brands, Inc., Concepts Direct, Inc.,
O'Sullivan Corporation and Smithfield Foods, Inc.


                                                                             AMOUNT OF SHARES
            NAME, AGE, POSITIONS OF DIRECTORS                               BENEFICIALLY OWNED
              WITH THE COMPANY OR PRINCIPAL                                   AND PERCENT OF
               OCCUPATION FOR THE PAST FIVE                  DIRECTOR        CLASS OUTSTANDING
               YEARS AND OTHER INFORMATION                   SINCE(1)    AS OF APRIL 26, 1999(2)
---------------------------------------------------------   ----------   ------------------------
BEVERLEY E. DALTON, 50 ..................................      1996            15,000(3)(5)
Owner, W.C. English, Inc. (general construction firm).

CHARLES A. DAVIS, 50 ....................................      1996                8,000(3)
President and Chief Executive Officer, Marsh &
McLennan Capital, Inc. (insurance and reinsurance
brokerage services firm). Director, Lechters, Inc., Media
General, Inc., MerchantsBancshares, Inc. and Progressive
Corporation.

BENJAMIN F. EDWARDS III, 67 .............................      1983               50,250(3)(6)
Chairman of the Board, President, Chief Executive
Officer and Director, A.G. Edwards, Inc., the parent of
A.G. Edwards & Sons, Inc. (securities brokerage and
investment banking). Director, National Life Insurance
Company of Vermont and Jefferson Bank & Trust.

LAWRENCE N. SMITH, 61 ...................................      1975               47,681(3)(7)
President and Chief Executive Officer, Resource
Bankshares Corp. Director, Empire Machinery & Supply
Corp. and Twenty, Inc.

EUGENE P. TRANI, PH.D., 59 ..............................      1996                9,158(3)
President, Virginia Commonwealth University. Director,
Crestar Financial Corporation and LandAmerica Financial
Group, Inc.

L. DOUGLAS WILDER, 68 ...................................      1997                4,000(3)
Partner, law firm of Wilder & Gregory since January
1994. Governor, Commonwealth of Virginia (January
1990-January 1994).


                                                       AMOUNT OF SHARES
                                                      BENEFICIALLY OWNED
                                                        AND PERCENT OF
                                                      CLASS OUTSTANDING
DIRECTORS BECOMING DIRECTORS EMERITUS              AS OF APRIL 26, 1999(2)
---------------------------------------------   -----------------------------
ALAN G. FLEISCHER ...........................               26,750(3)
NATHANIEL KRUMBEIN ..........................              124,431(3)(8)
HYMAN MEYERS ................................              137,272(3)(9)
S. SIDNEY MEYERS ............................               57,478(3)(9)(10)
CERTAIN CURRENT AND FORMER EXECUTIVE OFFICERS
----------------------------------------------
JAMES F. CERZA, JR.
 Executive Vice President ...................              356,750(3)(11)
PATRICK D. STERN
 Executive Vice President ...................               38,000(3)
JAMES R. RIDDLE
 Executive Vice President ...................              302,552(3)
ROY B. GOODMAN
 Executive Vice President and Chief
 Financial Officer ..........................               77,765(3)
TROY A. PEERY, JR. (12) .....................              681,363(3)
GEORGE A. THORNTON III (13) .................              253,332(3)(14)
All current executive officers and                       3,197,120(3)(15)
directors as a group (21 persons) ...........                  5.3%


----------
      (1) Year in which the nominee was first elected a director of the Company.

      (2) Unless otherwise indicated, less than one percent of the outstanding Common Stock.

      (3) Includes shares that could be acquired through the exercise of stock options within 60 days after April 26, 1999.

     (4) Excludes 150 shares owned of record by Mr. DeRusha's wife.

      (5) Includes 4,000 shares held by Ms. Dalton as trustee of trusts for the benefit of her children.

      (6) Excludes 2,070 shares owned of record by Mr. Edwards' wife.

      (7) Includes 3,000 shares held in trust of which Mr. Smith is trustee, as to which shares Mr. Smith may be deemed to have voting and investment powers. Excludes 5,000 shares owned of record by Mr. Smith's wife.

      (8) Includes 5,046 shares held by Mr. Krumbein and his wife as co-trustees or custodians. Excludes 48,260 shares owned of record by Mr. Krumbein's wife. Includes 38,924 shares held of record by the Krumbein Foundation of which Mr. Krumbein is an officer, as to which shares he may be deemed to share voting and investment powers.

      (9) Includes 5,023 shares owned of record by the Meyers-Krumbein Foundation of which Messrs. Hyman and S. Sidney Meyers are officers, as to which shares they may be deemed to share voting and investment powers.

      (10) Excludes 32,149 shares owned of record by Mr. Meyers' wife.

      (11) Excludes 16,310 shares owned of record by Mr. Cerza's wife as to which shares Mr. Cerza may be deemed to share voting and investment powers.

      (12) Mr. Peery retired as President, Chief Operating Officer and Director of the Company during the fiscal year ended February 28, 1999.

      (13) Mr. Thornton retired as Executive Vice President during the fiscal year ended February 28, 1999.

      (14) Excludes 31,462 shares held by Mr. Thornton as trustee for his children. Excludes 22,072 shares owned of record by the George and Eleanor D. Thornton Foundation of which Mr. Thornton is a director.

      (15) Excludes a total of 967 shares owned of record by the wives of executive officers not named above. Also, see notes 4 through 14 above.

     The law firm of McGuire, Woods, Battle & Boothe LLP (of which Mr. Burrus is the Chairman) was retained as general counsel by the Company during the fiscal year ended February 28, 1999, and has been so retained during the current fiscal year. The securities brokerage and investment banking firm of A.G. Edwards & Sons, Inc. has performed investment banking services for the Company in the past, and may perform such services for the Company during the current fiscal year. Mr. Edwards is Chairman of the Board, President, Chief Executive Officer and Director of the parent company of A.G. Edwards & Sons, Inc.


NOMINATIONS FOR DIRECTOR

     The By-laws of the Company provide that the only persons who may be nominated for Directors are (i) those persons nominated by the Company's Board of Directors; (ii) those persons nominated by the Corporate Organization and Responsibility Committee of the Company's Board of Directors and (iii) those persons whose names were personally delivered to the Secretary of the Company not later than the close of business on the tenth day following the mailing date of the Company's Proxy Statement for an annual meeting or delivered to the Secretary of the Company by United States mail, postage prepaid, postmarked no later than ten days after the mailing date of the Proxy Statement for an annual meeting. Any shareholder wishing to nominate a person other than those listed in this Proxy Statement must submit the following information in writing to the Office of the Secretary, Heilig-Meyers Company, 12560 West Creek Parkway, Richmond, Virginia 23238: (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, address, and principal occupation of each proposed nominee; (iii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iv) the written consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     By requiring advance notice of shareholder nominations, this By-law affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The By-law does not give the Board of Directors any power to approve or disapprove of shareholder nominations for election of directors. However, it may have the effect of precluding a contest for the election of directors if its procedures are not followed, and therefore may discourage or deter a shareholder from conducting a solicitation of proxies to elect his own slate of directors.

FAMILY RELATIONSHIPS

     Hyman Meyers, Director of the Company, and S. Sidney Meyers, Director of the Company, are brothers. Nathaniel Krumbein, Director of the Company, is their brother-in-law.


ATTENDANCE

     The Board of Directors held six meetings during the fiscal year ended February 28, 1999. Each director, with the exception of Messrs. Davis and S. Sidney Meyers, attended 75 percent or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which he or she served that were held in the past fiscal year during the periods in which he or she was a director or served on such committees.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. With respect to the fiscal year ended February 28, 1999, and based solely on its review of the copies of the Forms 3, 4 and 5 received by it, the Company believes that all executive officers and directors complied with such filing requirements, except the following:
Benjamin F. Edwards III, L. Douglas Wilder and Hyman Meyers, Directors of the Company, each filed late one Form 4 reporting either a purchase or gift of Common Stock; S. Sidney Meyers, Director of the Company, filed late two Forms 4 reporting donations of Common Stock; and James F. Cerza, Jr., Executive Vice President, filed late one Form 4 reporting two purchases of Common Stock.


COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors of the Company include an Audit Committee, a Compensation Committee and a Corporate Organization and Responsibility Committee.

     Messrs. Smith, Alexander, Edwards, Fleischer and Ms. Dalton are the members of the Audit Committee, which met two times during the fiscal year ended February 28, 1999. The primary functions of the Committee are to make recommendations to the Board concerning engaging and discharging the independent auditors; to review the overall scope and the results of the annual audit; to review the independence of the independent auditors; and to review the functions and performance of the internal audit department and the Company's internal accounting controls.

     Messrs. Davis, Edwards, Fleischer and Smith and Dr. Trani are the members of the Compensation Committee, which met four times during the fiscal year ended February 28, 1999. The primary functions of the Committee are to review and make recommendations concerning the direct and indirect compensation of officers elected by the Board; to administer and make awards under the Company's stock option programs; to review and evaluate the performance of the Chief Executive Officer; to review and determine the salary level for the Company's Chief Executive Officer; to review and report to the Board concerning annual salaries and year-end bonuses recommended by management for other officers and certain other executives; to recommend special benefits and perquisites for management and to generally consult with management regarding employee benefits and personnel policies.

     Messrs. Burrus, Alexander, Davis and Wilder, Dr. Trani and Ms. Dalton are the members of the Corporate Organization and Responsibility Committee, which met four times during the fiscal year ended February 28, 1999. The primary functions of the Committee are to recommend persons for membership on the Board and for membership on committees established by the Board and to consider nominees recommended by shareholders. The Committee is also responsible for assessing the Board's performance, succession planning and assisting the Chairman and Chief Executive Officer on matters of broad corporate significance.


EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The table below sets forth for the years ended February 28, 1999, 1998 and 1997, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at February 28, 1999, were the Company's Chief Executive Officer and the next four highest compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended February 28, 1999 and two former executive officers (the "Named Executive Officers").



                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                ANNUAL COMPENSATION                AWARDS
                                       ------------------------------------- -----------------
                                                                                 SECURITIES
                               FISCAL                          OTHER ANNUAL      UNDERLYING            ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS    COMPENSATION   OPTIONS/SARS(#)        COMPENSATION
----------------------------- -------- ----------- ---------- -------------- ----------------- ------------------------
William C. DeRusha             1999     $700,000    $     --   (1)                 70,000          $      14,678(2)
 Chairman of the               1998      684,015          --   (1)                     --                 18,157
 Board and Chief               1997      572,400     171,720   (1)                 34,320                 12,062
 Executive Officer
James F. Cerza, Jr.            1999      380,000      30,000   (1)                 22,800                  8,068(2)
 Executive Vice                1998      378,077          --   (1)                     --                  9,981
 President                     1997      340,000     102,000   (1)                 20,400                  7,264
Patrick D. Stern (3)           1999      300,000      30,000   (1)                 18,000                    491(2)
 Executive Vice                1998      215,385      75,000   (1)                 20,000                    452
 President                     1997           --          --   --                      --                     --
James R. Riddle                1999      250,000      15,000   (1)                 15,000                  5,613(2)
 Executive Vice                1998      243,000          --   (1)                     --                  6,201
 President                     1997      243,000      36,450   (1)                 14,580                  5,504
Roy B. Goodman                 1999      190,770      30,000   (1)                 18,000                  3,992(2)
 Executive Vice                1998      152,212          --   (1)                     --                  4,004
 President and Chief           1997      120,667      30,250   (1)                  4,840                  2,865
 Financial Officer
Troy A. Peery, Jr.             1999      638,077          --   (1)                     --              2,716,481(2)(4)
 Former President and          1998      615,614          --   (1)                     --                 16,469
 Chief Operating Officer       1997      515,160     154,548   (1)                 34,320                 10,908
George A. Thornton III (5)     1999      321,539          --   (1)                     --                875,499(2)(4)
 Former Executive              1998      314,231     120,000   (1)                     --                 81,252(6)
 Vice President                1997           --          --   (1)                 75,000                     --


----------
     (1) None of the Named Executive Officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for fiscal years 1999, 1998 or 1997.

     (2) Consists of Company contributions to the Employees' Profit Sharing and Retirement Savings Plan ("Savings Plan"), the Employees' Supplemental Profit Sharing and Retirement Savings Plan ("Supplemental Plan") and the dollar value of split dollar life insurance premiums paid on behalf of the Named Executive Officers. Company contributions to the Savings Plan, Company contributions to the Supplemental Plan and the dollar value of split dollar life insurance premiums paid, respectively, during fiscal 1999, for the Named Executive Officers were: Mr. DeRusha, $3,200, $11,107, $371; Mr. Cerza, $3,200, $4,474, $394; Mr. Stern, $0, $0, $491; Mr. Riddle,
$3,200, $1,932, $481; Mr. Goodman, $3,200, $477, $315; Mr. Peery, $3,200,
$9,704, $330; and Mr. Thornton $0, $0, $364.

     (3) Mr. Stern became Executive Vice President in 1997. Pursuant to the terms on which Mr. Stern was employed, he received a bonus of $75,000.

     (4) In connection with their retirements, Mr. Peery and Mr. Thornton received the following amounts: severance under employment agreements, Mr. Peery, $2,353,643, Mr. Thornton, $784,135; payment in lieu of retirement health care coverage, Mr. Peery, $190,000, Mr. Thornton, $91,000; payment in lieu of home office expenses, Mr. Peery, $100,000; accrued vacation, Mr. Peery, $50,000; long term disability premiums, Mr. Peery, $83; and use of a Company car, Mr. Peery, $9,250.

     (5) Mr. Thornton became Executive Vice President in February 1997. Pursuant to the terms on which Mr. Thornton was employed, he received a bonus of $120,000.

     (6) Consists of relocation and related expenses of $80,933 and dollar value of split dollar life insurance premiums paid of $319.

     OPTION GRANT TABLE. The following table sets forth information concerning individual grants of stock options made during the year ended February 28, 1999, to the Company's executive officers named in the Summary Compensation Table.
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF STOCK
                                                                                              PRICE APPRECIATION
                                                                                                      FOR
                                              INDIVIDUAL GRANTS                                 OPTION TERM(1)
                                          --------------------------                         --------------------
                            SECURITIES
                            UNDERLYING      % OF TOTAL
                             OPTIONS/      OPTIONS/SARS     EXERCISE
                               SARS         GRANTED TO      OR BASE
                              GRANTED      EMPLOYEES IN      PRICE          EXPIRATION
          NAME                  (#)         FISCAL YEAR      ($/SH)            DATE            5% ($)     10% ($)
------------------------   ------------   --------------   ---------   -------------------   ---------   --------
William C. DeRusha            70,000           20.06%       $  6.47    February 26, 2009      284,774    721,672
James F. Cerza, Jr.           22,800            6.53           6.47    February 26, 2009       92,755    235,059
Patrick D. Stern              18,000            5.16           6.47    February 26, 2009       73,227    185,573
James R. Riddle               15,000            4.30           6.47    February 26, 2009       61,023    154,644
Roy B. Goodman                18,000            5.16           6.47    February 26, 2009       73,227    185,573
Troy A. Peery, Jr.                --              --             --            --                  --    --
George A. Thornton III            --              --             --            --                  --    --


----------
     (1) Stock appreciation values calculated by annually compounding the exercise price until expiration at the growth rate noted.

     AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in fiscal 1999 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on February 28, 1999, and the aggregate gains that would have been realized had these options been exercised on February 28, 1999, even though these options were not exercised, and the unexercisable options could not have been exercised, on February 28, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES



                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                                      OPTIONS/SARS                  IN-THE-MONEY OPTIONS
                                                                        AT FY-END                       AT FY-END(1)
                                                             -------------------------------   ------------------------------
                               SHARES
                             ACQUIRED ON         VALUE
          NAME              EXERCISE (#)     REALIZED ($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------   --------------   --------------   -------------   ---------------   -------------   --------------
William C. DeRusha                   --          $ --           696,023                 --        $ 2,184            $--
James F. Cerza, Jr.                  --            --           354,050                 --            711             --
Patrick D. Stern                     --            --            38,000                 --            562             --
James R. Riddle                      --            --           285,205                 --            468             --
Roy B. Goodman                       --            --            77,765                 --            562             --
Troy A. Peery, Jr.                   --            --           576,846                 --             --             --
George A. Thornton III               --            --            95,250                 --             --             --


----------
     (1) Based on the closing sales price of the Common Stock of $ 6 1/2 on February 26, 1999.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors (comprised of directors who are not employees of the Company) has provided the following report on executive compensation:

     COMPENSATION PHILOSOPHY. The Committee believes that corporate performance and, in turn, shareholder value will be enhanced by a compensation system which supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both annual and long-term incentive compensation programs to achieve these objectives. The incentive programs are tied to Company-wide business goals, as well as individual goals for certain officers. For executive officers, the Company relies on an annual performance-based bonus program and a stock option program to align the executives' financial interests with those of its shareholders.

     COMPONENTS OF THE COMPENSATION PROGRAM. The Company's compensation program for executive officers is composed of base salary, an annual incentive bonus program, and a stock option program, elements of which are tied to the Company's success in achieving financial and strategic performance goals. The Board of Directors approves the Company's performance goals, which are proposed by management and determined by the Committee, as part of the Company's budgeting process.

     During the fiscal year ended February 28, 1998 (the "1998 fiscal year"), the Committee retained the services of a compensation consultant to perform a comprehensive review of the Company's compensation practices and programs. In connection with the Committee's determinations for the executive compensation program for the fiscal year ended February 28, 1999 ("1999 fiscal year"), the Committee generally considered the compensation consultant's prior report but did not obtain an update of the report.

     Each year, the Committee reviews proposals submitted by the Company's Chief Executive Officer ("CEO") for annual salary for the executive officers other than the CEO. In evaluating the CEO's proposals, the Committee considers
(1) the individual executive officer's performance, including evaluations provided by the CEO; and (2) the Company's performance in relation to its performance goals, which include pre-tax earnings, earnings per share, and return on equity. Under employment agreements covering most of the highly compensated executive officers, the Committee may increase, but not decrease, executive salaries on an annual basis. For the 1999 fiscal year, the Committee did not approve any salary increases for the named executive officers, except when those executives received promotions.

     The Committee considers annually the effect of Internal Revenue Code
Section 162(m), which imposes a $1 million limit per year on the corporate tax deduction for compensation paid or accrued with respect to the five most highly compensated executives of a publicly held corporation. Performance-based compensation that meets certain requirements is not subject to this deduction limit. The Company's 1998 Stock Incentive Plan and Annual Performance-Based Bonus Plan meet these requirements for performance-based compensation. The Committee believes that it is in the best interests of the Company to minimize any loss of tax deductions from its ongoing compensation programs, to the extent that action is consistent with the objectives of the Company's overall executive compensation program.

     The Company's Annual Performance-Based Bonus Plan ("Bonus Plan") provides executives with the potential to receive cash bonus awards based upon the achievement of Company performance goals. Near the beginning of each fiscal year, the performance goals are designated by the Committee. If the performance goals are not met, no bonus is payable under the Bonus Plan. The Bonus Plan includes only objective performance goals that preclude individual discretion, and does not include personal performance as one of the performance-based criteria for the five most highly compensated officers. The targeted bonus opportunities for the 1999 fiscal year were determined in a manner generally consistent with the bonus opportunities for the 1998 fiscal year. No bonuses were payable for the 1999 fiscal year under the Bonus Plan because the Company did not reach the earnings and pre-tax profit thresholds set for the year. No bonuses were paid under the Bonus Plan to the five most highly compensated executive officers.

     The Company's long-term incentive program is a stock option program under which the Committee reviews and recommends proposed grants of long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of insuring that senior executives maintain their incentive to increase the profitability of the Company and the value of the Company's stock. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement strongly aligns the interests of the senior executives with those of the Company's shareholders.

     The Committee has implemented an objective formula award procedure for granting options. Under this formula, the option grant size is based on the individual executive's job classification and salary level. A fixed number of options for certain increments of salary is established for each job classification. The formula was modified for grants in the 1999 fiscal year based on recommendations made by the compensation consultant. The changes are designed to make the grants at levels comparable to competitors and to provide the appropriate balance of long-term incentives for executives. With respect to all officers, including the five most highly compensated officers, the Committee retains the latitude to adjust the formula awards up or down based on business conditions and individual responsibilities and contributions to the Company. Options are granted with an exercise price equal to the fair market value of the Company's stock on the date of grant.

     Options were granted to executive officers during the 1999 fiscal year under the Company's 1998 Stock Incentive Plan. The size of the option grants was determined under the revised objective award formula. Option grants were made to the top five most highly compensated executive officers who were employed at the end of the 1999 fiscal year.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION. The Committee determined the compensation of William C. DeRusha, Chief Executive Officer, for the 1999 fiscal year, in a manner consistent with the guidelines described above. The Committee evaluated the Company's performance with respect to its stated budget and financial goals and in comparison to the financial performance of the retail and furniture retail industries as a whole. The Committee also evaluated Mr. DeRusha's strong leadership and management motivation during difficult competitive conditions.

     The Committee had increased Mr. DeRusha's base salary for the 1998 fiscal year to the target established by the Committee of the third quartile of the compensation peer group. Based on its evaluation of the Company's performance during the 1998 fiscal year, the Committee determined that Mr. DeRusha's base salary for the 1999 fiscal year should be kept at the same level as for the 1998 fiscal year.

     For the 1999 fiscal year, the Committee also maintained Mr. DeRusha's bonus opportunity under the Bonus Plan at the same level as for the 1998 fiscal year. Mr. DeRusha did not receive a bonus for the 1999 fiscal year. During the 1999 fiscal year, Mr. DeRusha was granted stock options under the 1998 Stock Incentive Plan based on the revised objective option grant formula.

     ADMINISTRATION OF COMPENSATION PROGRAMS. The Committee oversees all compensation programs for senior management and reviews and approves certain plans and programs for other employees. The Committee or subcommittees of the Committee review management recommendations and ultimately determine levels of base salary, annual performance-based bonus payments and stock option grants for all executives. The Committee also reviews and determines the compensation of the CEO, whose compensation is reported in this proxy statement.

     During the 1999 fiscal year, Troy Peery resigned as President after 26 years of service to the Company. Mr. Peery received termination benefits primarily under the terms of his employment contract and established Company programs. Mr. Peery received additional benefits for agreeing to an extended period of noncompetition. The Committee determined that the termination benefits were consistent with the terms of Mr. Peery's employment and with the best interests of the Company. Also, George A. Thornton, III resigned as Executive Vice President and received termination benefits as provided in his employment contract.


                            COMPENSATION COMMITTEE

                          Charles A. Davis, Chairman
                           Benjamin F. Edwards, III
                               Alan G. Fleischer
                               Lawrence N. Smith
                            Eugene P. Trani, Ph.D.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock ("HMY") with the cumulative total return of the companies included in the S&P 500 and the S&P Retail Stores Composite for the last five fiscal years.


HEILIG-MEYERS COMPANY
--------------------------------------------------------------------------------
FISCAL YEARS ENDED FEBRUARY 1994 TO FEBRUARY 1999

                            CUMULATIVE TOTAL RETURN

[GRAPHIC OMITTED]




--------------------------------------------------------------------------------

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company entered into an employment contract with William C. DeRusha, effective November 1, 1996, which provides for a constant rolling three-year employment period. The contract provides that Mr. DeRusha's position will be at least commensurate in all material respects with the most significant of those held by him during the 90 days before November 1, 1996. The contract also provides that Mr. DeRusha will be nominated for election to the Board of Directors during the employment period and will serve as Chairman of the Board. Under the contract, Mr. DeRusha is entitled to receive an annual base salary at least equal to that in effect on November 1, 1996. The contract provides for annual review of Mr. DeRusha's base salary and permits the annual base salary to be increased, but not decreased. The contract also provides that Mr. DeRusha is entitled to an annual bonus in accordance with the terms of the Company's annual performance-based bonus plan or, if more favorable, a bonus under other plans in effect generally with respect to other peer executives of the Company. The contract provides further that the Company may terminate Mr. DeRusha's employment for cause as such term is defined in the contract. In the event of such termination, the contract terminates without further obligation to Mr. DeRusha except for payment of annual base salary to the date of termination plus any previously deferred and unpaid compensation.

     If the Company terminates Mr. DeRusha's employment other than for cause or death, or if Mr. DeRusha terminates his employment for any reason, he is entitled to receive a lump sum cash payment equal to the sum of (i) unpaid annual base salary through the date of termination, (ii) the greater of the annual bonus paid or payable for the most recently completed fiscal year or the average annualized bonus paid or payable in respect of the three fiscal years immediately preceding the fiscal year in which termination occurs (the "Highest Annual Bonus") for the portion of the then current fiscal year through Mr. DeRusha's termination of employment, (iii) previously deferred and unpaid compensation, (iv) accrued vacation pay, and (v) annual base salary plus the Highest Annual Bonus payable for the remainder of the three-year employment period. Mr. DeRusha is also entitled to a continuation of medical and other benefits for three years following termination of the employment or such longer period as the applicable benefit program may provide. Mr. DeRusha has also agreed not to compete with the Company in the United States for a period of 36 months following termination of his employment. This non-competition covenant may be terminated by Mr. DeRusha if his employment was terminated by the Company other than for cause and if he desires to accept employment with a competitor, provided that he agrees to repay the Company the portion of the amount paid to him for salary and bonus with respect to the year in which termination took place equal to the amount of salary and pro rata bonus payable to him by the competitor during the three-year period following termination of employment with the Company.

     The Company has also entered into an employment contract with James F. Cerza, Jr. effective March 1, 1991. This contract provided for an initial two-year term that ended February 28, 1993, with automatic annual one-year extensions, unless either party notifies the other at least one year in advance that it does not wish to extend the term. The contract also provides that Mr. Cerza will receive an annual salary established by the Compensation Committee of the Board of Directors of the Company (or the Board of Directors of the Company), which may be increased, but not decreased, on an annual basis. The contract provides that Mr. Cerza is entitled to an annual bonus in accordance with the terms of the Company's annual performance bonus plan, provided that in the event of a change of control, such payment shall be not less than the average bonus paid to him during the three fiscal years immediately preceding the year for which the bonus is currently payable. The contract provides further that the Company may terminate Mr. Cerza's employment immediately for cause as defined in the contract. In the event of such a termination before the expiration of the employment term, Mr. Cerza will forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract. Should Mr. Cerza voluntarily terminate employment and become employed with another employer before the expiration of the employment term, he will also forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract. The contract also provides that if (a) Mr. Cerza's employment is terminated by the Company for any reason other than cause or (b) Mr. Cerza voluntarily terminates employment within 60 days after there has been a material reduction in his compensation, benefits or other material change in his employment status, he will be entitled to a lump sum payment equal to the aggregate compensation he would have received during the remainder of the employment term. If a change of control event occurs, the bonus to which Mr. Cerza is entitled during the change of control year will be computed on the assumption that the financial results achieved before the change of control will continue at levels not less favorable than those before the change of control.

     Prior to Mr. Peery's retirement, the Company had entered into an employment contract with Mr. Peery, effective November 1, 1996, on the same terms as the contract with Mr. DeRusha (with the exception of the provision providing for Mr. DeRusha to serve as Chairman of the Board). In connection with his retirement as President, the Company entered into an agreement with Mr. Peery (the "Peery Agreement"). The Peery Agreement provided for the following payments by the Company to Mr. Peery: a lump sum severance payment as provided under his employment agreement; an additional cash payment of $290,000 in lieu of retirement health care coverage and home office expenses; use of a company car for a year with transfer of ownership at that time; life insurance premiums of $16,166 annually for five years; the release of the Company's interest of $29,219 in a split-dollar life insurance policy on Mr. Peery's life; and a lump sum payment of $2,800,000 primarily for a five-year period of noncompetition with the Company.

     In connection with his retirement as Executive Vice-President, the Company entered into an agreement with George A. Thornton, III (the "Thornton Agreement"). The Thornton Agreement provided for the following payments by the Company to Mr. Thornton: a lump sum severance payment as provided under his employment agreement; an additional cash payment of $91,000 in lieu of retirement health care coverage; use of a company car for a year with transfer of ownership at that time; and the release of the Company's interest of $7,712 in a split-dollar life insurance policy on Mr. Thornton's life.


EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

     The Company has executive supplemental retirement agreements with Messrs. DeRusha and Cerza that entitle them to receive death benefits or supplemental retirement income. If the executive officer dies before age 65 in the employment of the Company, the executive's beneficiary will receive annual benefits of 100% of the executive officer's salary for a period of two years in the case of Mr. DeRusha and one year in the case of Mr. Cerza. Thereafter, the executive's beneficiary will receive annual benefits of 50% of the executive officer's salary for a period of eight years. The agreements define salary as the executive's highest final compensation payable over the three year fiscal period preceding retirement or termination. Final compensation means the executive's base salary established by the Compensation Committee for each of the three fiscal year periods, including any bonus paid or payable to the executive on account of each of the fiscal years. If the executive officer retires at age 65, he will receive an annual retirement benefit equal to a designated percentage of his salary (25% in the case of Mr. DeRusha and 22.5% in the case of Mr. Cerza) at the time of retirement increased four percent annually for a period of 15 years. In the event an executive officer dies after retirement, but before he has received all of his retirement income, the executive officer's beneficiary will receive annual benefits equal to a percentage of such executive officer's salary for the balance of the 15-year period. The Company owns and is the beneficiary under life insurance contracts intended to provide the Company with funds to meet its obligations under all executive supplemental retirement agreements.

     Prior to Messrs. Peery and Thornton's retirement, the Company had executive supplemental retirement agreements with each executive officer that entitled them to receive death benefits or supplemental retirement income. If either executive officer died before age 65 in the employment of the Company, his beneficiary was entitled to receive annual benefits of 100% of the executive officer's salary for a period of two years in the case of Mr. Peery and one year in the case of Mr. Thornton. Thereafter, the executive's beneficiary would receive annual benefits of 50% of the executive officer's salary for a period of eight years. The agreements defined salary as the executive's highest final compensation payable over the three year fiscal period preceding retirement or termination. These agreements defined final compensation as the executive's base salary established by the Compensation Committee for each of the three fiscal year periods, including any bonus paid or payable to the executive on account of each of the fiscal years. If the executive officer retired at age 65, he would receive an annual retirement benefit equal to a designated percentage of his salary (25% in the case of Mr. Peery and 22.5% in the case of Mr. Thornton) at the time of retirement increased four percent annually for a period of 15 years. In the event an executive officer died after retirement, but before he received all of his retirement income, the executive officer's beneficiary would receive annual benefits equal to a percentage of such executive officer's salary for the balance of the 15-year period. The Company owned and was the beneficiary under life insurance contracts intended to provide the Company with funds to meet its obligations under these executive supplemental retirement agreements.


EXECUTIVE SEVERANCE PLAN

     The Company has an executive severance plan under which executives (other than Messrs. DeRusha and Cerza) designated by the Compensation Committee are covered. The executive severance plan is triggered by a change of control and, once triggered, provides certain employment and compensation guarantees for a two-year period. During the two-year period, eligible executives are guaranteed salary and bonuses at levels not less than those paid during the one-month period before the change of control. If an executive is terminated or voluntarily terminates his employment within 60 days because the executive's working conditions have materially changed, the executive will be entitled to receive 200% of salary and bonuses received for the preceding twelve-month period. If a change of control does not occur the plan has no effect. The severance plan covers, in general, all officers of the Company (other than Messrs. DeRusha and Cerza), certain categories of key administrative people designated by the Chairman and all full-time employees with ten or more years of service.


DIRECTORS' COMPENSATION

     For the fiscal year ended February 28, 1999, all directors who were not employees of the Company were paid fees of $25,000, plus a fee of $1,500 for each board meeting attended in person and a fee of $750 for each board meeting attended by telephone. The Company maintains deferred compensation agreements pursuant to which an outside director may defer all or a portion of the fees received for services performed for the Company as a director. The agreements provide deferred income to the participating director and/or the director's family at the director's attainment of age 70 or upon death. The Compensation Committee may, in its sole discretion, provide for deferred income benefits in the event of a director's permanent disability. The benefit payable under these agreements is fixed for each outside director. Benefits are payable in monthly payments over a 15-year period. These agreements provide for immediate payment of an actuarially reduced benefit to each outside director upon the termination of the director's relationship with the Company before age 70, unless the relationship terminated for "due cause" as determined by the Compensation Committee or Board of Directors of the Company. Generally, if a director terminates his relationship with the Company following a change of control, the director will be entitled to receive a reduced lump sum payment equal to the actuarial equivalent of the benefit the director would have received at age 70 (taking into account deferrals made to the date of the director's death). The deposited amount would be subject to the claims of creditors, but would not be otherwise available to the Company.

     In addition, directors who serve on the Executive Committee of the Company's Board of Directors and who are not full-time employees of the Company received a fee of $1,500 for each executive committee meeting attended in the fiscal year ending February 28, 1999. These directors were Robert L. Burrus, Jr., Charles A. Davis, Hyman Meyers and Lawrence N. Smith. Messrs. DeRusha and Peery also served on the Executive Committee. Directors who serve on all other committees and who are not full-time employees of the Company received a fee of $1,000 for each committee meeting attended in the fiscal year ending February 28, 1999.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Davis, Chairman of the Compensation Committee, is President and Chief Executive Officer of Marsh & McLennan Capital, Inc., which provided insurance and reinsurance brokerage services to the Company during the fiscal year ended February 28, 1999, and may provide such services during the current fiscal year. Prior to April 1, 1998, Mr. Davis was a Limited Partner and Senior Director, Investment Banking of Goldman, Sachs & Co., which performed investment banking services for the Company during the fiscal year ended February 28, 1999, and may perform such services during the current fiscal year.


CERTAIN TRANSACTIONS

     AGREEMENTS WITH RETIRED EXECUTIVES. The Company entered into Executive Employment and Deferred Compensation Agreements with Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein while these individuals were executive officers of the Company. The agreements provide for retirement compensation until an individual's death in an annual amount equal to 58% of the average of the highest three years of total cash compensation paid to the individual during any fiscal year in which he was employed by the Company. This amount will be reduced by the individual's primary social security benefit and by the amount determined to be payable under the employer portion of the Company's profit sharing plan. The payment to Hyman Meyers will end upon his death. S. Sidney Meyers and Nathaniel Krumbein elected to receive the actuarial equivalent of this amount as a joint and survivor annuity with their spouses, providing payments to them or their wives as long as either shall live. The Company owns and is beneficiary under life insurance contracts, purchased in full before the retirement of these individuals, which are intended to provide the Company with funds to meet its obligations under these agreements.

     During the year ended February 28, 1999, the Company made the following payments as retirement compensation: $99,060 to Hyman Meyers, $42,232 to S. Sidney Meyers, and $48,944 to Nathaniel Krumbein.

     The amount of retirement compensation is automatically increased annually by the lesser of 5% or one-half of the percentage increase in the consumer price index over the previous year. These agreements also provide that if a change of control occurs, amounts sufficient to satisfy the Company's future contractual obligations to each of these individuals (and his beneficiaries) under the agreements will be deposited in a trust with a national bank. The deposited amounts would be subject to the claims of creditors, but would not be otherwise available to the Company.

     During retirement, the individual is also entitled to discounted purchases, coverage under the Company's group health insurance plans, an office at a location selected by the Company, and customary office services to the same extent that he received at the time of retirement. The Company paid approximately $2,850 in health and life insurance premiums for Hyman Meyers and $5,466 for each of S. Sidney Meyers and Nathaniel Krumbein during the fiscal year ended February 28, 1999. The Company provided S. Sidney Meyers and Nathaniel Krumbein with office space and services, which they shared at a total cost of $124,317 during the fiscal year ended February 28, 1999.

     The Company may retain any of these individuals (with his consent) on a year-to-year basis during retirement to render consulting services as directed by the Board of Directors, at a minimum annual fee of $10,000, plus out-of-pocket expenses. The Company did not retain any of these individuals to render consulting services during the fiscal year ended February 28, 1999.

     LEASES. During the past fiscal year, the Company rented five of its stores from Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein together with members of their families.1 The leases generally provide for fixed rentals ranging from $16,538 to $120,884 per year; however, four of the leases provide for rent to be adjusted every three years with the new rent equal to four percent of net sales at the leased premises during the fiscal year immediately preceding the rental adjustment. As of April 26, 1999, the unexpired terms of all leases with members of the Meyers and Krumbein families, excluding renewal options, ranged from 1 1/4 to 10 3/4 years. The Company believes that the rent and terms provided in these leases are fair and reasonable to the Company as tenant and will be generally comparable to the rent and terms of leases of similar properties in the same general location.

     During the fiscal year ended February 28, 1999, the Company paid rent pursuant to such leases aggregating $286,473. The table below sets forth certain information concerning the rent received during the fiscal year ended February 28, 1999, and rent to be received during the current fiscal year by these directors and members of their families on account of such leases.



                                                          RENT RECEIVED DURING        MINIMUM ANNUAL
                                                            FISCAL YEAR ENDED        RENT (AT CURRENT
                                                            FEBRUARY 28, 1999      ANNUAL RENTAL RATES)
                                                         ----------------------   ---------------------
Hyman Meyers .........................................         $   54,542                $ 47,551
S. Sidney Meyers .....................................             54,542                  47,551
Nathaniel Krumbein ...................................              1,702                   1,743
Amy M. Krumbein (Wife of Nathaniel Krumbein) .........             52,841                  45,807
Other family members .................................            122,843*                125,855


----------
     *Consists of the following amounts payable to adult children of the following individuals: Hyman Meyers, $40,956, S. Sidney Meyers, $40,944 and Nathaniel Krumbein, $40,944.

     1Under four of these leases, the Company pays real estate taxes and insurance premiums while the remaining lease requires the Company to pay 50% of real estate taxes and insurance premiums. In addition, under all leases, the Company as tenant bears the expense of real estate tax increases, provides maintenance, makes certain repairs and pays utility charges and insurance rate increases attributable to it. The leases also provide for rental escalations for any exercised renewal option based on increases in the Consumer Price Index.

                            PRINCIPAL SHAREHOLDERS

     The following table lists the only persons known by the Company to be the beneficial owners of more than five percent of the Common Stock of the Company as of April 26, 1999.



                                           AMOUNT OF
NAME AND ADDRESS OF                       BENEFICIAL
BENEFICIAL OWNER                           OWNERSHIP        PERCENT OF CLASS
-----------------------------------   ------------------   -----------------
FMR Corp. .........................        5,541,711(1)          9.275%
82 Devonshire Street
Boston, MA 02109
Merrill Lynch & Co., Inc. .........        3,198,264(2)           5.3  %
(on behalf of Merrill Lynch Asset
Management Group)
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381
GeoCapital LLC ....................        3,013,780(3)           5.04%
767 Fifth Avenue
45th Floor
New York, NY 10153


----------
     (1) Information concerning the Common Stock beneficially owned by FMR Corp. ("FMR") is based on the Schedule 13G/A filed on February 12, 1999. FMR is a parent holding company and Edward C. Johnson 3d, his wife Abigail Johnson and certain other members of the Johnson family may be deemed members of a group that controls FMR. The Schedule 13G/A indicates that the 5,541,711 shares beneficially owned include: (i) 5,019,300 shares, or 8.401% of the Common Stock, beneficially owned by Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR, as a result of acting as investment adviser to various registered investment companies;
(ii) 4,763,500 shares, or 7.973% of the Common Stock, beneficially owned by Fidelity Value Fund ("Fidelity Fund") and (iii) 522,411 shares, or 0.874% of the Common Stock, beneficially owned by Fidelity Management Trust Company ("Fidelity Trust"), a bank and wholly-owned subsidiary of FMR. According to the
Schedule 13G/A, each of FMR and Mr. Johnson has sole dispositive power with respect to 5,019,300 shares, but neither FMR nor Mr. Johnson has sole voting power with respect to such shares because such power resides with the Fidelity Fund's Board of Trustees. Both FMR, through its control of Fidelity Trust, and Mr. Johnson have sole dispostive and sole voting power with respect to the 522,411 shares beneficially owned by Fidelity Trust.

     (2) Information concerning the Common Stock beneficially owned by Merrill Lynch & Co., Inc. ("Merrill Lynch") is based on the Schedule 13G filed on February 4, 1999. Merrill Lynch is a parent holding company. Merrill Lynch Asset Management Group is an operating division of Merrill Lynch consisting of Merrill Lynch's indirectly-owned asset management subsidiaries. The following asset management subsidiaries hold certain shares of Common Stock: Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P.

     (3) Information concerning the Common Stock beneficially owned by GeoCapital LLC ("Geocapital") is based on the Schedule 13G filed on February 10, 1999. GeoCapital reported sole dispositive power with respect to 3,013,780 of such shares and sole voting power, shared voting power and shared dispositive power with respect to none of such shares.

                   APPROVAL OF DIRECTOR STOCK OWNERSHIP PLAN

INTRODUCTION

     The Board of Directors of the Company has approved and adopted the Heilig-Meyers Company Director Stock Ownership Plan (the "Director Ownership Plan") and directed that it be submitted to shareholders for approval.

     If approved by shareholders, the Director Ownership Plan will become effective as of the date of such approval. The Director Ownership Plan will remain in effect until the tenth anniversary of the effective date, if not earlier terminated by the Board of Directors or requirements of law. No awards may be made under the Director Ownership Plan after its termination.

     The Director Ownership Plan is intended to increase the level of ownership of the Company's Common Stock by non-employee directors. The Director Ownership Plan replaces the practice of paying director retainer fees solely in cash by paying at least 50% of such fees in Company Common Stock and allowing directors to receive up to 100% of the fees in Company Common Stock.

     The principal features of the Director Ownership Plan are summarized below. The summary is qualified by reference to the complete text of the Director Ownership Plan, which is attached as Exhibit A.


GENERAL

     The Director Ownership Plan authorizes the reservation of an aggregate of 600,000 shares of Common Stock for issuance pursuant to the Director Ownership Plan. The aggregate number is subject to adjustment in the event of a stock dividend or other change in capital structure of the Company. The aggregate number of shares of Common Stock reserved will be reduced by the issuance of shares under the Director Ownership Plan.


ELIGIBILITY

     All directors automatically participate in the Director Ownership Plan, provided they are not currently, and were not for at least one year before the date of an award, employees of the Company or a subsidiary of the Company.


ADMINISTRATION

     The Director Ownership Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee is not authorized to exercise any discretion with respect to the Director Ownership Plan. The Director Ownership Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.


AWARDS OF COMPANY COMMON STOCK

     Each non-employee director in the Director Ownership Plan will receive an award each year. The award will be the number of shares of Common Stock determined by dividing 50% of the non-employee director's retainer fees for the year by the fair market value of a share of Common Stock determined as of the date of the award. The date of the award will be the first business day of the month following the annual meeting of shareholders where directors are elected.


     A non-employee director may elect to receive an additional percentage of his or her retainer up to a total of 100% in the form of Company Common Stock based on the same method of calculation. The election must be made before the date of the award each year.

     If at any time there are not sufficient shares available under the Director Ownership Plan to permit the awards under the Plan, the awards will be reduced pro rata (to zero, if necessary) so as not to exceed the number of shares then available under the Director Ownership Plan.


AMENDMENT OF THE DIRECTOR OWNERSHIP PLAN

     The Board of Directors may amend the Director Ownership Plan in such respects as it deems advisable. Shareholder approval must be obtained for any amendment that increases the total number of shares reserved for issuance under the Director Ownership Plan, except in the case of an increase due to a stock dividend or other change in capital structure of the Company. The Board of Directors may unilaterally amend the Director Ownership Plan as it deems necessary to ensure compliance with Rule 16b-3.


FEDERAL INCOME TAX CONSEQUENCES

     Awards under the Director Ownership Plan are includible in the gross income of non-employee directors. There may also be state and local income taxes applicable to these transactions.


VOTE REQUIRED

     Approval of the Director Stock Ownership Plan requires an affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting of Shareholders.

     The Board of Directors believes that approval of the Heilig-Meyers Company Director Stock Ownership Plan is in the best interest of all shareholders and, accordingly, recommends a vote "FOR" approval of the proposed Director Stock Ownership Plan.


                             SHAREHOLDER PROPOSAL

     Management has been advised that Ms. Ruthellen Miller, 23 Park Circle, Great Neck, NY 11024, owner of 400 shares of the Company's Common Stock, intends to present the following proposal at the Annual Meeting of Shareholders. Approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting of Shareholders.


MAXIMIZE VALUE RESOLUTION

     Resolved that the shareholders of Heilig-Meyers Company urge the Heilig-Meyers Company Board of Directors to arrange for the prompt sale of Heilig-Meyers Company to the highest bidder.

     The purpose of the Maximize Value Resolution is to give all Heilig-Meyers Company shareholders the opportunity to send a message to the Heilig-Meyers Company Board that they support the prompt sale of Heilig-Meyers Company to the highest bidder. A strong and or majority vote by the shareholders would indicate to the Board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Heilig-Meyers Company shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Heilig-Meyers Company Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution.

     The prompt auction of Heilig-Meyers Company should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

     The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the Company's stockholders that it is no longer for the board to continue with its current management plan and strategies.


                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION








RESPONSE OF THE BOARD OF DIRECTORS IN OPPOSITION TO SHAREHOLDER PROPOSAL


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

     The Board of Directors strongly believes that the implementation of the shareholder proposal described above would not be in the best interests of the Company's shareholders, and would not maximize value to the shareholders. The Board is aware of its duty to act in the best interests of all shareholders in managing and supervising the affairs of the Company. Maximizing shareholder value is considered by the Board to be the central component of that duty.

     The Board is aware that the Company's recent financial performance has been disappointing and believes it has already taken substantial and important steps to enhance shareholder value. In December 1997, the Company implemented a profit improvement plan for its core Heilig-Meyers stores and results at these stores have improved in recent periods. On April 1, 1999, Donald S. Shaffer joined the Company as President and Chief Operating Officer. His previous position was as Chairman and CEO, Western Auto Supply Company, where he successfully implemented a major turnaround of this retail concept. In March 1999, the Company announced a review of strategic divestiture options of its non-core operating assets, including the possible divestiture of Rhodes, Inc. and Mattress Discounters Corporation. The net proceeds of these two potential divestitures would be used to pay down debt, resulting in significant interest savings, and also would likely result in a net one-time gain upon completion of both divestitures. The Board believes that these divestitures will allow the Company to focus on its core business and on increased operating profitability. The Board believes additional time is needed for the Company to implement and realize the potential benefits of these steps before other strategies are pursued.

     The resolution urges the directors to "arrange for the prompt sale of Heilig-Meyers Company to the highest bidder". Even though it does not obligate the Board to take certain action, its adoption could, in effect, place the Company for auction in a bidding process in a distress sale posture, that might not enhance, and may, in fact, depress the market value of the Company. The decision to sell a company involves a complex set of factors including the subjective evaluation of the future of the company and the impact of market and economic conditions on the timing of any such sale. The resolution urges the prompt sale of the Company at the highest bid and not necessarily a bid that would represent the true value of the Company. The Board believes that, given current trading ranges for the Common Stock, acting hastily to force a sale at this time to the highest bidder is likely to result in a valuation which does not reflect the true value of the Company.

     Adoption of the proposal would also, in effect, restrict or eliminate the ability to pursue planned strategic initiatives, including the possible divestiture of Rhodes, Inc. and Mattress Discounters Corporation, or prudently consider other strategic alternatives. It could also damage shareholder value by creating uncertainty about the future of the Company among its vendors, customers, employees, communities and other constituencies.

     The Board should retain the discretion to consider all possible future strategies for the Company that are in the best interests of shareholders and not be urged to pursue only one course of action at a particular point in time. For the reasons discussed above, the Board believes that the shareholder proposal is not in the best interest of all the Company's shareholders, and the Board vigorously opposes this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE SHAREHOLDER IN THE PROXY.


                     RATIFICATION OF SELECTION OF AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors as accountants and auditors for the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. In the event the shareholders do not ratify the selection of Deloitte & Touche LLP, the selection of other accountants and auditors will be considered by the Board of Directors.


                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.


                    SHAREHOLDER PROPOSALS FOR 2000 MEETING

     Proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Company at its principal executive offices no later than January 19, 2000, for inclusion in the Company's 2000 proxy materials. Such proposals should meet the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                              FURTHER INFORMATION

     The Company will provide without charge to each person from whom a proxy is solicited by the Board of Directors, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements thereto, required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, for the Company's fiscal year ended February 28, 1999. Such written requests should be sent to the Office of the Treasurer, Heilig-Meyers Company, 12560 West Creek Parkway, Richmond, Virginia 23238.

                                            By Order of the Board of Directors



                                            PAIGE H. WILSON
                                            Secretary

May 19, 1999


PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                                                                      EXHIBIT A


                             HEILIG-MEYERS COMPANY
                         DIRECTOR STOCK OWNERSHIP PLAN

     HEILIG-MEYERS COMPANY (the "Company") hereby adopts the Heilig-Meyers Company Director Stock Ownership Plan.

     1. PURPOSE. The purpose of the Director Stock Ownership Plan is to increase the level of ownership of the Company's common stock by non-employee directors. The Plan replaces the practice of paying director retainer fees solely in cash by paying at least 50% of such fees in Company common stock and allowing directors to receive up to 100% of the fees in Company common stock all as set forth in the Plan. The Plan has been adopted by the Board of Directors of the Company subject to approval by the Company's shareholders. The Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any replacement rule in effect from time to time.

   2. DEFINITIONS. As used in the Plan, the following terms have the meanings indicated:

       (a) "Annual Meeting Date" means the date of the annual meeting of the Company's shareholders at which directors are elected.

       (b) "Award" means the award of Company Stock under the Plan.

       (c) "Award Date" means the first day on which the New York Stock Exchange is open in the month immediately following the Annual Meeting Date.

       (d) "Board" means the Board of Directors of the Company.

       (e) "Committee" means the Compensation Committee of the Board that shall administer the Plan.

       (f) "Company" means Heilig-Meyers Company, a Virginia corporation, or any successor corporation.

       (g) "Company Stock" means common stock of the Company. In the event of a change in the capital structure of the Company (as provided in Section 9), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.

       (h) "Compensation" means the amount of retainer fees payable to each Eligible Director with respect to services rendered to the Company as a director during a Service Period. Compensation does not include fees for attending meetings of the Board or committees of the Board.

       (i) "Effective Date" means the date the Plan is approved by the Company's shareholders.

       (j) "Election Period" means the 120-day period immediately preceding the first day of a Service Period, or such other period as determined by the Committee. For the first Service Period beginning with the Effective Date, the Election Period shall be the period beginning on the Effective Date and ending on the first Award Date. For the first Service Period following a director's first election to the Board, the Election Period shall be the period beginning on the date of the director's election to the Board and ending on the first Award Date after the director's election.

       (k) "Eligible Director" means a director who is not an employee of the Company or a Subsidiary.

       (l) "Fair Market Value" means, on the Award Date, the average of the highest and lowest registered sales prices of the Company Stock on the exchange on which the Company Stock generally has the greatest trading volume.

       (m) "Participant" means any Eligible Director entitled to receive an Award under the Plan.

       (n) "Plan" means this Heilig-Meyers Company Director Stock Ownership
Plan.

       (o) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding subsequent rule or any amendments to Rule 16b-3 enacted after the Effective Date.

       (p) "Service Period" means the period beginning with the Annual Meeting Date and ending on the day preceding the next Annual Meeting Date.

       (q) "Subsidiary" means an entity of which the Company owns 50% or more of the total combined voting power of all classes of stock.

   3. PARTICIPATION. All Eligible Directors shall automatically participate in the Plan.

     4. STOCK. The Company has reserved an aggregate of 600,000 shares of Company Stock for issuance pursuant to the Plan. The aggregate number is subject to adjustment as provided in Section 9. In the event of a change in the capital structure of the Company (as provided in Section 9), the shares resulting from such change shall be deemed to be Company Stock within the meaning of the Plan. The aggregate number of shares of Company Stock reserved shall be reduced by the issuance of shares under the Plan.

     5. AUTOMATIC SHARE AWARDS. As of each Award Date, each Participant will receive the number of shares of Company Stock (rounded down to the nearest whole share) determined by dividing (i) an amount equal to 50% of the Participant's Compensation, by (ii) the Fair Market Value of the Company Stock.


   6. ELECTION OF ADDITIONAL COMPANY STOCK.

       (a) During the Election Period related to each Service Period, a Participant may elect to receive an additional percentage of the Participant's Compensation in the form of Company Stock. The election may be for any percentage of the Compensation above 50% up to 100%. The election shall be irrevocable as to the Award for the Service Period and shall be made by filing a written election with the Company during the Election Period.

       (b) If a Participant makes an election pursuant to Section 6(a), as of the next Award Date, the Participant will receive the number of shares of Company Stock (rounded down to the nearest whole share) determined by dividing (i) the elected percentage of the Participant's Compensation, by
   (ii) the Fair Market Value of the Company Stock.

     7. PROVISIONS RELATING TO COMPANY STOCK. All Company Stock granted under the Plan shall be subject to the provisions of this Section.

       (a) Company Stock shall automatically be awarded under the Plan as provided under Sections 5 and 6. If at any time there may not be sufficient shares available under the Plan to permit automatic Awards, the automatic Awards shall be reduced pro rata (to zero, if necessary) so as not to exceed the number of shares then available under the Plan.

       (b) When Company Stock is issued, a certificate representing the shares of Company Stock awarded shall be registered in each Participant's name or other evidence of ownership shall be provided to the Participant by the Company's transfer agent.

     8. ISSUANCE OF COMPANY STOCK. The Company shall not be required to issue or deliver any certificate for shares of Company Stock before (i) approval of the Plan by the Company's shareholders, (ii) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed,
(iii) receipt of any required registration or other qualification of such shares under any state or federal law or regulation that the Company's counsel shall determine is necessary or advisable, and (iv) the Company is satisfied that all applicable legal requirements have been complied with. The Company may place on a certificate representing Company Stock any legend deemed necessary by the Company's counsel to comply with federal or state securities laws. Until a certificate has been issued in the Participant's name for the shares of Company Stock acquired, the Participant shall possess no shareholder rights with respect to the shares.

     9. EFFECT OF STOCK DIVIDENDS AND OTHER CHANGES IN CAPITAL STRUCTURE. Appropriate adjustments shall be made automatically to the number and kind of shares to be issued under the Plan, and any other relevant provisions of the Plan if there are any changes in the Company Stock by reason of a stock dividend, stock split, combination of shares, spin-off, reclassification, recapitalization, merger, consolidation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company). If the adjustment would produce fractional shares, the fractional shares shall be eliminated by rounding to the nearest whole share. Any such adjustments shall neither enhance nor diminish the rights of a Participant.

     10. ADMINISTRATION OF THE PLAN. The Committee shall be responsible for the proper implementation of the Plan. The Committee shall not exercise any discretion with respect to the administration of the Plan. The Committee shall have all powers vested in it by the terms of the Plan. Any decision of the Committee with respect to the Plan shall be final and conclusive. The Committee may act only by a majority of its members in office, except that the members may authorize any one or more of their number or any officer of the Company to execute and deliver documents on behalf of the Committee. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for action taken in good faith in reliance upon the advice of counsel.

     11. EXPIRATION AND TERMINATION OF THE PLAN. Company Stock shall be awarded under the Plan until the Plan is terminated by the Board or until such earlier date when termination of the Plan shall be required by law. If not sooner terminated, the Plan shall terminate automatically on the tenth anniversary of the Effective Date.

     12. AMENDMENTS. The Board may from time to time make such changes in and additions to the Plan as it may deem appropriate; provided that no change shall be made that increases the total number of shares reserved for issuance under the Plan (except pursuant to Section 9), unless such change is authorized by the shareholders of the Company. The Board may unilaterally amend the Plan as it deems appropriate to ensure compliance with Rule 16b-3. Except as provided in the preceding sentence, the termination of the Plan or any change or addition to the Plan shall not, without the consent of any Participant who is adversely affected thereby, alter any Awards previously made to the Participant pursuant to the Plan.

     13. RIGHTS UNDER THE PLAN. Participation in the Plan and the right to receive Company Stock under the Plan shall not give a Participant any proprietary interest in the Company, or any Subsidiary or any of their assets, nor ensure that the Participant will be nominated for election to the Board in the future.

     14. NOTICE. All notices and other communications required or permitted to be given under the Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows: (a) if to the Company, at its principal business address, to the attention of the Secretary; (b) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.

     15. GOVERNING LAW/INTERPRETATION. Generally, the Plan shall be governed by the laws of the Commonwealth of Virginia. The terms of this Plan are also subject to all present and future rulings of the Securities Exchange Commission with respect to Rule 16b-3. If any provision of the Plan would cause the Plan to fail to meet the requirements of Rule 16b-3, then that provision of the Plan shall be void and of no effect.

[ X ]  PLEASE MARK VOTES
       AS IN THIS EXAMPLE

                             ---------------------
                              HEILIG-MEYERS COMPANY
                             ---------------------
                                  COMMON STOCK

Mark box at right if an address change or commitment has been noted on the
reverse side of this card.          [ ]

CONTROL NUMBER:
RECORD DATE SHARES:

Please be sure to sign and date this Proxy.     Date_____________________


-----------------------------------------  ------------------------------
    Shareholder sign here                       Co-owner sign here


1. ELECTION OF DIRECTORS

William C. DeRusha              Benjamin F. Edwards III
Alexander Alexander             Lawrence N. Smith
Robert L. Burrus, Jr.           Eugene P. Trani
Beverley E. Dalton              L. Douglas Wilder
Charles A. Davis


                                For    Withhold   For All Except
                                [ ]      [ ]           [ ]

If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2. Approval of the Director Stock Ownership Plan.
                                For     Against    Abstain
                                [ ]       [ ]        [ ]

3. Shareholder proposal (described in proxy statement).
                                For     Against    Abstain
                                [ ]       [ ]        [ ]

4. Ratification of the selection of Deloitte & Touche LLP as accountants and auditors for the current fiscal year.
                                For     Against    Abstain
                                [ ]       [ ]        [ ]

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


DETACH CARD                                                        DETACH CARD

   COMMON                                                       COMMON
                              HEILIG-MEYERS COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking all previous proxies, hereby appoints Roy B. Goodman and David W. Robertson, and each of them, proxies with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Heilig-Meyers Company (the "Company") to be held on June 16, 1999, and to vote, as directed on the reverse, all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of each of the nominees named in Proposal 1, FOR Proposal 2, AGAINST Proposal 3 and FOR Proposal 4.

The undersigned acknowledges receipt of the Notice of Annual Meeting and of the Proxy Statement attached thereto.

            PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as name(s) appear(s) on the reverse. If shares are held by two or more persons as joint tenants, any of such persons may sign. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

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